Exhibit 10.3

PRIVATE AND CONFIDENTIAL

T-MOBILE US, INC.

COMPENSATION TERM SHEET
FOR
MICHAEL SIEVERT

Following is a Compensation Term Sheet (the “Term Sheet”) with T-Mobile US, Inc. (the “Company”) in connection with your promotion to Chief Operating Officer (“COO”) of the Company.

Position
You will serve effective February 13, 2015 as the COO of the Company reporting to the Chief Executive Officer (“CEO”). You will have such duties and authority commensurate with the position of COO of the Company and you will perform such other duties commensurate with such position as the CEO may from time-to-time assign. You will continue to devote your full professional time, attention and energies to the business of the Company. Your position will continue to be based in Bellevue, WA.

Compensation	Your compensation will be adjusted as of January 1, 2015 as follows:

Salary:

•	Annual rate equal to $800,000 (increased from $550,000), payable in accordance with the Company’s standard payroll practices

Short-Term Incentive (STI):

•	Target amount equal to 100% of salary (increased from 85% of salary), e.g., $800,000 for 2015

•	STI awards will continue be based on the achievement of Company and individual performance goals as determined by the Compensation Committee of the Company’s Board of Directors

Long-Term Incentive (LTI):

•	Target amount equal to 250% of salary and target STI (increased from 200%), e.g., $4,000,000 for 2015

•	LTI awards will continue to be made in such form and on such terms as the Compensation Committee of the Company’s Board of Directors may determine

Severance
If you are terminated by the Company other than for cause or are constructively discharged, you will be eligible to receive an amount equivalent to two times the annual base salary and target STI for which you are eligible, payable in a single cash payment (less required tax withholdings) no later than 75 days following such termination of employment and conditioned on the release requirement provided below. For purposes of this paragraph, the terms “cause” and “constructive discharge” shall be defined as set forth in Attachment A. In the event that the Company institutes any other severance program, the amounts available to you under that program will be offset by the amounts paid under this Term Sheet. If you are eligible for a payment following a change of control under the T-Mobile USA, Inc. Executive Continuity Bonus Plan, the payment described in this paragraph would be offset by such payment under the Executive Continuity Bonus Plan. As a condition to receiving any payment under this paragraph, you must execute and deliver to the Company a release of all claims against the Company in a form determined soley by the Company, and such release must become fully effective (including, without limitation, the lapse of any revocation period), by no later than the payment date for the severance provided above.

This Term Sheet supersedes the agreement setting forth your terms of employment dated November 6, 2012 in connection with your initial employment with the Company.
Please indicate your agreement with the terms outlined above by signing and dating this Term Sheet below, and returning a signed copy to Larry Myers.

Sincerely,

T-MOBILE US, INC.

By: /s/ Larry L. Myers
Name: Larry L. Myers
Title: EVP, Human Resources

AGREED as of the date below:

/s/Michael Sievert
Michael Sievert                Date: February 17, 2015

ATTACHMENT A

1.
“Cause” shall be defined as any one of the following: (i) Employee’s gross neglect or willful material breach of Employee’s principal employment responsibilities or duties, (ii) a final judicial adjudication that Employee is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse affect on the Company), (iii) Employee’s breach of any non-competition or confidentiality covenant between Employee and the Company, (iv) fraudulent conduct in the course of Employee’s employment with the Company as determined by a court of competent jurisdiction, (v) the material breach by Employee of any other obligation which continues uncured for a period of thirty (30) days after notice thereof by the Company. For the purposes of clause (v) above, the term obligation refers to Company policies and directives and is not intended to refer to performance expectations such as goals set forth in bonus plans or performance evaluations.

2.
“Constructive Discharge” shall be defined as the occurrence of any of the following, provided that Employee notifies the Company within not more than 90 days after initial occurrence and which the Company does not cure within 30 days of such notice: (i) a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities in effect immediately prior to such reduction; (ii) a reduction in the Employee’s total target direct compensation (which consists of base salary, long term incentive and short term incentive); (iii) a material reduction in the kind or level of qualified retirement and welfare employee benefits from the like kind benefits in effect immediately prior to such reduction with the result that the Employee’s overall benefits package is materially reduced without similar action occurring to other eligible comparably situated employees; (iv) a change in reporting relationship such that Employee would report to anyone below the CEO level; and (v) relocation of Employee’s place of work to a location more than 50 miles from Company’s current headquarters.

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